Exhibit 99.1

W&T Offshore Announces Third Quarter 2021 Results

and Changes to Credit Agreement

HOUSTON, November 2, 2021 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the third quarter 2021. The Company also announced it had entered into amendments of its Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) to replace its current bank group with a new lender under a revised revolving credit facility.

Key highlights included:

●	Produced 34.8 thousand barrels of oil equivalent per day (“MBoe/d”), or 3.2 million Boe (46% liquids), in the third quarter of 2021, despite deferred production of approximately 5.5 MBoe/d (3.4 MBbl/d of oil, 0.4 MBbl/d of NGLs, and 10.3 MMcf/d of natural gas) due to hurricane downtime;
●	Reported net loss of $38.0 million or $0.27 per share and Adjusted Net Income[1] of $0.1 million or $0.00 per share in the third quarter of 2021;
●	Generated Adjusted EBITDA[1] of $45.3 million for the third quarter of 2021, and $152.6 million for the first nine months of 2021;
●	Reported net cash provided by operating activities of $65.1 million in the third quarter of 2021, and $111.3 million for the first nine months of 2021;
●	Entered into amendments of its Credit Agreement to replace its current commercial bank lenders with a new lender and establish a $100 million first priority lien secured revolving facility (“RBL”) a borrowing base of $50 million provided by Calculus Lending, LLC, an affiliated company of Tracy W. Krohn, Chairman and Chief Executive Officer;
●	Finalizing completion operations on the Cota well at East Cameron 338/349 which is expected to be on-line before year-end 2021; and
●	Drilling continues on the high potential Flex Trend exploratory well at Mississippi Canyon.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “Despite an active hurricane season and deferred production caused by Hurricane Ida, we are pleased with the strong operational and financial results that we delivered in the third quarter.  We continued to generate strong Adjusted EBITDA with $45.3 million in the third quarter and $152.6 million in the first nine months of 2021. The improved commodity price environment and our commitment to expanding margins allowed us to further build our cash position to $257.6 million. As a reminder, during the first quarter of this year, we paid down $32 million of our RBL out of cash flow. In the second quarter we completed a financial transaction that meaningfully improved our financial flexibility by more efficiently utilizing the collateral value of our Mobile Bay assets, allowing us to pay off our then existing RBL balance of $48 million, and added significant cash to the balance sheet. This transaction allowed us to take advantage of the long-lived nature of our Mobile Bay assets. Importantly, our strong cash position of over $250 million provides us the dry powder to pursue accretive acquisition opportunities that have been a hallmark of W&T’s success through the years. We believe that market conditions in the Gulf of Mexico remain very favorable for accretive acquisitions.”

1 Adjusted Net Income (Loss) and Adjusted EBITDA are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures in the tables below under “Non-GAAP Information.”

Krohn continued, “The changes in the Credit Agreement announced today enhance our financial flexibility at a time when most traditional RBL lenders are offering less flexible and more onerous commercial terms.  Given the Company’s current cash position, zero RBL debt, and the fact that the Company has not utilized its RBL for some time, we concluded that now was an appropriate time to step away from that market.  The Calculus Lending facility provides us ‘opportunistic liquidity’ beyond our current cash balance.  The terms and covenants associated with the amended facility are consistent with or better than other comparable facilities evaluated by W&T.”

“Operationally, we are close to having our Cota well online and drilling is proceeding at our high potential exploratory well at Mississippi Canyon. We are considering drilling several more exploratory wells in our 2022 drilling program, which we expect to announce around the end of the first quarter next year.  The combination of our strong balance sheet, inventory of high quality drilling and workover projects, and track record of making successful acquisitions position W&T to continue to deliver on our strategic vision,” concluded Mr. Krohn.

Financial Summary: For the third quarter of 2021, W&T reported a net loss of $38.0 million, or $0.27 per share.  After primarily excluding a $43.1 million unrealized commodity derivative loss and $5.8 million non-cash tax benefit, the Company’s Adjusted Net Income was $0.1 million, or $0.00 per share. In the third quarter of 2020, W&T reported a net loss of $13.3 million, or $0.09 per share and an Adjusted Net Loss of $19.9 million, or $0.14 per share, primarily excluding a $21.2 million non-cash tax benefit and a $13.1 million unrealized commodity derivative loss.  In the second quarter of 2021, net loss was $51.7 million, or $0.36 per share, which included a $66.1 million unrealized commodity derivative loss and $12.8 million non-cash tax benefit. For that same period, Adjusted Net Income was $2.2 million or $0.02 per share.

Adjusted EBITDA for the third quarter of 2021 totaled $45.3 million, a decrease of 9% compared to $49.8 million in the second quarter of 2021 primarily as a result of deferred production volumes due to Hurricane Ida and higher realized derivative losses. Third quarter 2021 Adjusted EBITDA increased 133% from $19.5 million in the third quarter of 2020 primarily due to higher commodity prices, partially offset by realized derivative losses recorded during the third quarter of 2021.

Free Cash Flow2 for the third quarter of 2021 totaled $7.6 million compared to $5.9 million in the third quarter of 2020, and $18.7 million in the second quarter of 2021. The decrease compared to the second quarter is primarily driven by increased drilling capital expenditures, increased interest expense, and other factors that similarly affected Adjusted EBITDA as previously described.

Production, Prices and Revenues: Production for the third quarter of 2021 was 34.8 MBoe/d, or 3.2 MMBoe, and was comprised of 1.1 million barrels (“MMBbls”) of oil, 0.4 MMBbls of natural gas liquids (“NGLs”) and 10.5 billion cubic feet (“Bcf”) of natural gas. Liquids production comprised 46% of total production in the third quarter of 2021.  Production for the third quarter of 2021 was reduced by approximately 5.5 MBoe/d as a result of deferred production related to Hurricane Ida, with approximately 80% of the Company’s production shut-in at one point due to the storm. The majority of the impacted production was brought back online during September.  The remaining hurricane-impacted production is expected to be online by the end of 2021.  Production in the third quarter of 2021 was down compared to 40.9 MBoe/d in the second quarter of 2021 and up slightly versus 34.5 Boe/d in the third quarter of 2020, which was adversely impacted by storm activity and price-related production curtailments.

For the third quarter of 2021, W&T’s average realized crude oil sales price was $68.57 per barrel, average realized NGLs sales price was $32.46 per barrel and average realized natural gas sales price was $4.31 per Mcf.  The Company’s combined average realized sales price for the third quarter of 2021 was $41.05 per Boe, which was an increase of 18% compared with $34.75 per Boe that was realized in the second quarter of 2021 and an increase of 85% compared to $22.16 per Boe in the third quarter of 2020.

Revenues for the third quarter of 2021 of $133.9 million were up slightly compared to $132.8 million in the second quarter of 2021, and increased by 85% compared to $72.5 million in the third quarter of 2020.  The quarter-over-quarter increase was driven primarily by increased realized commodity prices and offset by lower production.  The year-over-year increase was driven by significantly improved commodity prices, despite nearly flat production.

2 Free Cash Flow is a non-GAAP financial measure, which is described in more detail and reconciled to the most comparable GAAP measures in the tables below under “Non-GAAP Information.”

Lease Operating Expenses (“LOE”): LOE, which includes base lease operating expenses and insurance premiums, plus workovers and facilities maintenance, was $39.5 million in the third quarter of 2021. This amount reflects the delay of certain facility-related expenses that were postponed until the fourth quarter of 2021 due to Hurricane Ida.  LOE was $47.6 million in the second quarter of 2021 and $36.4 million in the third quarter of 2020.  On a component basis for the third quarter of 2021, base lease operating expenses plus insurance premiums were $35.0 million, workovers were $0.3 million and facilities maintenance and repairs expenses were $4.2 million. On a unit of production basis, LOE was $12.32 per Boe in the third quarter of 2021, down 4% from $12.78 per Boe in the second quarter of 2021, and up 7% from $11.49 per Boe in the third quarter of 2020.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $6.6 million, or $2.06 per Boe in the third quarter of 2021, compared to $6.8 million, or $1.82 per Boe in the second quarter of 2021, and $4.8 million, or $1.52 per Boe in the third quarter of 2020. Production taxes increased primarily due to higher realized natural gas prices.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $8.20 per Boe of production for the third quarter of 2021 compared to $8.32 per Boe for the second quarter of 2021 and $7.93 per Boe for the third quarter of 2020.

General and Administrative Expenses (“G&A”):  G&A was $13.4 million for the third quarter of 2021, compared to $14.0 million in the second quarter of 2021 and $14.5 million for the third quarter of 2020.  G&A cost was down slightly quarter-over-quarter due to higher COPAS credits and year-over-year due to lower office rent and lower legal expenses, partially offset by higher compensation costs in 2021.   On a unit of production basis, G&A was $4.18 per Boe in the third quarter of 2021, $3.76 per Boe in the second quarter of 2021, and $4.57 per Boe in the third quarter of 2020.

Derivative (Gain) Loss:  In the third quarter of 2021, W&T recorded a net derivative loss of $73.1 million, of which $43.1 million was an unrealized commodity derivative loss.  This compared to a net derivative loss of $81.4 million in the second quarter of 2021, of which $66.1 million was an unrealized commodity derivative loss, and a net derivative loss of $11.2 million in the third quarter of 2020, of which $13.1 million was an unrealized commodity derivative loss. During the second and third quarters of 2021, the Company paid $32.4 million in cash premiums to purchase put and collar options related to the Mobile Bay transaction.  “Synthetic long puts” were structured using purchased calls and sold swaps through the first quarter of 2025 and put options were purchased thereafter through May 2028 to establish floor prices and cover scheduled debt service payments while retaining the potential upside of higher natural gas prices longer term.  The cost of the premiums will be amortized over the life of the options.  Subsequent to quarter end, the Company unwound certain natural gas collar contracts covering 30,000 MMBTU per day in November and December of 2021 with weighted-average floor and ceiling prices of $2.18 and $3.00 per MMBTU, respectively, for a cost of $5.2 million.

A summary of the Company’s current outstanding derivative positions is provided on W&T’s web site in the “Investors” section under the “Financial Info” tab.

Interest Expense: Interest expense, net as reported in the income statement, in the third quarter of 2021 was $18.9 million compared with $16.5 million in the second quarter of 2021 and $14.1 million in the third quarter of 2020.  The increase in interest expense in the third quarter of 2021 was related to interest on the $215 million Mobile Bay first lien secured term loan that closed in May 2021.

Income Tax:  W&T recorded an income tax benefit of $5.9 million in the third quarter of 2021 compared to an income tax benefit of $12.7 million in the second quarter of 2021 and an income tax benefit of $21.1 million in the third quarter of 2020.  For the three months ended September 30, 2021, W&T’s income tax benefit primarily differed from the statutory Federal tax rate as a result of adjustments to the valuation allowance on certain deferred tax assets. For the three months ended September 30, 2020, the Company’s effective tax rate primarily differed from the statutory Federal tax rate for adjustments recorded related to the enactment of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) on March 27, 2020.  W&T’s effective tax rate was 13.5% for the three months ended September 30, 2021 and was not meaningful for the three months ended September 30, 2020.

As of September 30, 2021, W&T’s deferred tax valuation allowance was $24.1 million. The Company continually evaluates the need to maintain a valuation allowance on its deferred tax assets. Any future reduction of a portion or all of the valuation allowance would result in a non-cash income tax benefit in the period the decision occurs. W&T is not currently forecasting any cash income tax expense for the near-term.

Balance Sheet, Cash Flow and Liquidity: Net cash provided by operating activities for the three months ended September 30, 2021 was $65.1 million and $111.3 million for the first nine months of 2021.

At quarter end, cash and cash equivalents totaled $257.6 million and total debt is $742.4 million (or $484.8 million, net of cash and cash equivalents), consisting of the balance of the non-recourse Mobile Bay term loan of $195.4 million and $547.0 million of 9.75% Senior Second Lien Notes Due 2023, net of amortized debt issuance costs for both instruments.  W&T is currently in compliance with all applicable covenants of the Credit Agreement and the Senior Secured Second Lien Notes indenture.  There were no outstanding borrowings under the RBL facility at quarter end and subsequent to quarter end the existing RBL facility was amended as discussed in more detail below.

The amendments to the Credit Agreement announced today result in a termination of the Company’s current RBL relationship with commercial bank lenders who have traditionally provided the credit facility and establishes a $100 million first priority lien secured revolving facility with borrowing base of $50 million with a term that expires on April 30, 2022 provided by Calculus Lending, LLC, an affiliated company of Mr. Krohn.  Any outstanding borrowings will accrue interest at LIBOR plus 6.0%. The amendments include revised financial covenants, including tests for net first lien debt to EBITDA, asset coverage, and current ratio. Certain fees commensurate with bank lending fees will be payable to the new lender.  A committee of the independent members of the Board of Directors reviewed and approved the amendments given Mr. Krohn’s affiliation with Calculus Lending, LLC.  Certain existing commodity derivative contracts not associated with the secured debt transaction have also been novated to a new counterparty at the same terms as a result of the amendments to the Credit Agreement.

More detailed information about these amendments and our revised secured revolving credit facility will be included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 expected to be filed with the Securities and Exchange Commission on November 3, 2021.

Capital Expenditures:  Per the Statement of Cash Flows, capital expenditures, excluding changes in working capital associated with investing activities, were $10.2 million in the third quarter of 2021, and $16.0 million for the nine months ended September 30, 2021. As previously disclosed, W&T’s 2021 estimated capital budget of $30 million to $60 million (excluding potential acquisitions) is weighted toward the second half of 2021.  The Company also expended $8.5 million in ARO settlement costs during the third quarter of 2021, and $19.7 million for the nine months ended September 30, 2021.

Environmental, Social and Governance (“ESG”) Commentary

W&T issued its 2020 initial corporate ESG report in March 2021 and has since engaged in outreach with its large shareholders and ESG rating agencies to discuss its 2020 report for feedback and to begin data gathering for next year’s report. The 2020 report has an in-depth review of W&T’s ESG initiatives as well as related key performance indicators. In the creation of its inaugural report, the Company consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), and other reporting guidance from industry frameworks and standards.

Several recent ESG initiatives undertaken by W&T include:

•	Reduced GHG emissions through the consolidation of its two Mobile Bay treating facilities into one plant in early 2021;
•	Increased diversity of its officers and board members such that 50% are now women/minorities; and
•	Implemented changes in employee and executive compensation via its annual bonus program that now ties ESG performance to stated goals.

The result of W&T’s ongoing commitment and focus on ESG has been recognition from a key rating agency that upgraded its ESG rating for W&T to the top third when compared to oil and gas producers.

Operations Update

The platform and pipeline for the Cota well at East Cameron 338/349 have been installed and completion operations are continuing.  The well is expected to be completed in the fourth quarter of 2021 with initial production expected late in the fourth quarter once the well is tied-in to supporting infrastructure.  The well, which was drilled in 2020, is in over 290 feet of water and was drilled to a total depth of over 6,000 feet and encountered approximately 100 feet of net oil pay. The Company has an initial 30% working interest in the Cota well, but the interest will increase to 38.4% once the well is brought online and certain performance thresholds are met.

Drilling continues on a high potential but relatively lower risk exploratory well that was spud in early August 2021 located in the “Flex Trend” area on Mississippi Canyon, where W&T has had significant experience and success.  Furthermore, assuming success, it could de-risk additional drilling opportunities that W&T has in the area. This prospect was identified using high-quality 3D seismic and reprocessing and has multiple objectives located beneath a salt overhang. This high potential oil play ties directly to analogous fields in the area and has significant upside. W&T has a 25% working interest in the well.

Well Recompletions and Workovers: During the third quarter of 2021, the Company performed two workovers that had initial production rates totaling approximately 1,075 net Boe/d. In addition, W&T performed one recompletion that had an initial production rate of approximately 400 net Boe/d.  W&T currently plans to continue to perform recompletions and workovers that meet economic thresholds.

Fourth Quarter 2021 Production and Expense Guidance

The guidance for the fourth quarter of 2021 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

Fourth Quarter
Production	2021

Oil (MMBbls)	1.06 - 1.17

NGL's (MMBbls)	.35 - .39

Natural Gas (Bcf)	10.76 - 11.90

Total (MMBoe)	3.20 - 3.54

Total (Boe/d)	34.8 - 38.5

Operating Expenses	Fourth Quarter
($ in millions)	2021

Lease operating expenses	$44.6 - $50.6

Gathering, transportation & production taxes	$6.8 - $7.6

General and administrative	$13.6 - $15.0

Current income tax expense rate	0%

Conference Call Information

W&T will hold a conference call to discuss its financial and operational results on Wednesday November 3, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Interested parties may participate by dialing (844) 739-3797.  International parties may dial (412) 317-5713.  Participants should request to connect to the “W&T Offshore Conference Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 41 producing fields in federal and state waters and has under lease approximately 611,000 gross acres, including approximately 424,000 gross acres on the Gulf of Mexico Shelf and approximately 187,000 gross acres in the Gulf of Mexico deepwater.   A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, uncertainties of the timing and impact of bringing new wells online and repairing and restoring infrastructure hurricane damage, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.  We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Revenues:
Oil	$74,265	$88,013	$46,589	$240,418	$161,884
NGLs	12,205	8,833	4,464	30,397	12,833
Natural gas	45,137	32,470	19,213	113,816	69,877
Other	2,339	3,512	2,251	7,790	7,292
Total revenues	133,946	132,828	72,517	392,421	251,886

Operating costs and expenses:
Lease operating expenses	39,490	47,552	36,437	129,399	119,525
Gathering, transportation costs and production taxes	6,593	6,780	4,826	19,687	15,635
Depreciation, depletion, amortization and accretion	26,291	30,952	25,127	83,879	93,736
General and administrative expenses	13,391	13,986	14,476	38,090	34,067
Derivative loss (gain)	73,137	81,440	11,161	179,156	(35,337)
Total costs and expenses	158,902	180,710	92,027	450,211	227,626
Operating (loss) income	(24,956)	(47,882)	(19,510)	(57,790)	24,260

Interest expense, net	18,910	16,530	14,135	50,474	46,061
Gain on debt transactions	—	—	—	—	(47,469)
Other expense, net	—	—	751	964	2,225
(Loss) income before income taxes	(43,866)	(64,412)	(34,396)	(109,228)	23,443
Income tax benefit	(5,902)	(12,740)	(21,057)	(18,846)	(23,294)
Net (loss) income	$(37,964)	$(51,672)	$(13,339)	$(90,382)	$46,737

Basic and diluted (loss) earnings per common share	$(0.27)	$(0.36)	$(0.09)	$(0.64)	$0.33

Weighted average common shares outstanding	142,297	142,244	141,624	142,231	141,589

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Net sales volumes:
Oil (MBbls)	1,083	1,352	1,115	3,812	4,356
NGL (MBbls)	376	337	407	1,105	1,312
Oil and NGLs (MBbls)	1,459	1,689	1,521	4,917	5,667
Natural gas (MMcf)	10,481	12,189	9,897	33,469	37,210
Total oil and natural gas (MBoe) (1)	3,206	3,721	3,170	10,495	11,869

Average daily equivalent sales (MBoe/d)	34.8	40.9	34.5	38.4	43.3

Average realized sales prices:
Oil ($/Bbl)	$68.57	$65.11	$41.81	$63.07	$37.17
NGLs ($/Bbl)	32.46	26.18	10.99	27.51	9.78
Oil and NGLs ($/Bbl)	59.27	57.33	33.57	55.08	30.83
Natural gas ($/Mcf)	4.31	2.66	1.94	3.40	1.88
Barrel of oil equivalent ($/Boe)	41.05	34.75	22.16	36.65	20.61

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$12.32	$12.78	$11.49	$12.33	$10.07
Gathering, transportation costs and production taxes	2.06	1.82	1.52	1.87	1.32
Depreciation, depletion, amortization and accretion	8.20	8.32	7.93	7.99	7.90
General and administrative expenses	4.18	3.76	4.57	3.63	2.87

(1)MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$257,584	$43,726
Receivables:
Oil and natural gas sales	38,326	38,830
Joint interest, net	13,012	10,840
Income taxes	20	—
Total receivables	51,358	49,670
Prepaid expenses and other assets	73,642	13,832
Total current assets	382,584	107,228

Oil and natural gas properties and other, net - at cost	8,621,925	8,588,356
Less accumulated depreciation, depletion, amortization and impairment	7,967,989	7,901,478
Oil and natural gas properties and other, net	653,936	686,878
Restricted deposits for asset retirement obligations	29,873	29,675
Deferred income taxes	113,177	94,331
Other assets	63,776	22,470
Total assets	$1,243,346	$940,582

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$61,476	$41,304
Undistributed oil and natural gas proceeds	30,759	19,167
Advances from joint interest partners	17,306	7,308
Asset retirement obligations	27,545	17,188
Accrued liabilities	196,486	30,033
Current portion of long-term debt	46,201	—
Total current liabilities	379,773	115,000

Long-term debt, net	696,171	625,286
Asset retirement obligations, less current portion	380,329	375,516
Other liabilities	83,962	33,066
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 145,236 issued and 142,367 outstanding at September 30, 2021; 145,174 issued and 142,305 outstanding at December 31, 2020	1	1
Additional paid-in capital	552,118	550,339
Retained deficit	(824,841)	(734,459)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(296,889)	(208,286)
Total liabilities and shareholders’ deficit	$1,243,346	$940,582

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Operating activities:
Net (loss) income	$(37,964)	$(51,672)	$(13,339)	$(90,382)	$46,737
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	26,292	30,952	25,127	83,879	93,736
Amortization of debt items and other items	1,128	948	1,569	4,095	5,251
Share-based compensation	859	466	1,075	1,779	3,142
Derivative loss (gain)	73,137	81,440	11,161	179,156	(35,337)
Derivative cash settlements (payments) receipts, net	(24,000)	(10,950)	4,462	(39,554)	42,028
Derivative cash premium payments	(6,793)	(25,575)	—	(32,368)	—
Gain on debt transactions	—	—	—	—	(47,469)
Deferred income taxes	(5,820)	(12,802)	(21,200)	(18,826)	(23,407)
Changes in operating assets and liabilities:
Oil and natural gas receivables	11,894	(289)	975	504	35,959
Joint interest receivables	(1,262)	3,484	4,296	(2,172)	9,039
Prepaid expenses and other assets	(12,868)	(10,030)	4,446	(30,473)	7,951
Income tax	(61)	(92)	(15)	(153)	1,993
Asset retirement obligation settlements	(8,531)	(10,251)	(624)	(19,744)	(2,788)
Cash advances from JV partners	13,924	(2,902)	(3,408)	9,999	2,442
Accounts payable, accrued liabilities and other	35,162	8,503	6,735	65,551	(24,539)
Net cash provided by operating activities	65,097	1,230	21,260	111,291	114,738

Investing activities:
Investment in oil and natural gas properties and equipment	(10,169)	(4,281)	(1,234)	(16,025)	(41,183)
Changes in operating assets and liabilities associated with investing activities	6,695	(1,320)	—	3,617	—
Acquisition of property interests	—	—	—	—	(456)
Purchases of furniture, fixtures and other	—	—	—	2	(70)
Net cash used in investing activities	(3,474)	(5,601)	(1,234)	(12,406)	(41,709)

Financing activities:
Borrowings on credit facility	—	—	—	—	25,000
Repayments on credit facility	—	(48,000)	—	(80,000)	(50,000)
Purchase of Senior Second Lien Notes	—	—	—	—	(23,930)
Proceeds from Term Loan	—	215,000	—	215,000	—
Repayment on Term Loan	(11,778)	—	—	(11,778)	—
Debt transactions costs and other	(1,409)	(6,840)	—	(8,249)	—
Net cash provided by (used in) financing activities	(13,187)	160,160	—	114,973	(48,930)
Increase (decrease) in cash and cash equivalents	48,436	155,789	20,026	213,858	24,099
Cash and cash equivalents, beginning of period	209,148	53,359	36,506	43,726	32,433
Cash and cash equivalents, end of period	$257,584	$209,148	$56,532	$257,584	$56,532

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net (Loss) Income”, “Adjusted EBITDA” and “Free Cash Flow”. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income does not include the unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, and litigation and other. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Nine Months Ended
	September 30,	June 30	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

	(In thousands, except per share amounts)
	(Unaudited)

Net (loss) income	$(37,964)	$(51,672)	$(13,339)	$(90,382)	$46,737
Unrealized commodity derivative loss (gain)	43,111	66,083	13,112	125,529	(1,416)
Amortization of derivative premium	805	583	1,483	1,845	9,239
Bad debt reserve	1	8	(1)	9	82
Deferred tax (benefit) expense	(5,820)	(12,802)	(21,170)	(18,826)	(23,407)
Gain on debt transactions	—	—	—	—	(47,469)
Litigation and other	—	40	—	80	—
Adjusted Net Income (Loss)	$133	$2,240	$(19,915)	$18,255	$(16,234)

Basic and diluted adjusted (loss) earnings per common share	$0	$0.02	$(0.14)	$0.13	$(0.11)

Weighted Average Shares Outstanding	142,297	142,244	141,624	142,231	141,589

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, gain on debt transactions, and litigation and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

	(In thousands)
	(Unaudited)

Net (loss) income	$(37,964)	$(51,672)	$(13,339)	$(90,382)	$46,737
Interest expense, net	18,910	16,530	14,135	50,474	46,061
Income tax benefit	(5,902)	(12,740)	(21,057)	(18,846)	(23,294)
Depreciation, depletion, amortization and accretion	26,291	30,952	25,127	83,879	93,736
Unrealized commodity derivative loss (gain)	43,111	66,083	13,112	125,529	(1,416)
Amortization of derivative premium	805	583	1,483	1,845	9,239
Bad debt reserve	1	8	(1)	9	82
Gain on debt transactions	—	—	—	—	(47,469)
Litigation and other	—	40	—	80	—
Adjusted EBITDA	$45,252	$49,784	$19,460	$152,588	$123,676

Investment in oil and natural gas properties and equipment	(10,169)	(4,281)	1,184	(16,025)	(12,954)
Purchases of furniture, fixtures and other	—	—	—	2	(70)
Asset retirement obligation settlements	(8,531)	(10,251)	(624)	(19,744)	(2,788)
Interest expense, net	(18,910)	(16,530)	(14,135)	(50,474)	(46,061)
Free Cash Flow	$7,642	$18,722	$5,885	$66,347	$61,803

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$65,097	$1,230	$21,260	$111,291	$114,738
Bad debt reserve	1	8	(1)	9	82
Litigation and other	—	40	—	80	—
Amortization of debt items and other items	(1,128)	(948)	(1,569)	(4,095)	(5,251)
Share-based compensation	(859)	(466)	(1,075)	(1,779)	(3,142)
Current tax benefit (expense) (1)	(82)	62	143	(20)	113
Changes in derivatives receivable (payable) (1)	1,571	21,751	(1,028)	20,140	1,132
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(46,789)	1,326	(13,029)	(43,256)	(32,845)
Investment in oil and natural gas properties and equipment	(10,169)	(4,281)	1,184	(16,025)	(12,954)
Purchases of furniture, fixtures and other	—	—	—	2	(70)
Free Cash Flow	$7,642	$18,722	$5,885	$66,347	$61,803

(1)A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax (benefit) expense	$(5,902)	$(12,740)	$(21,057)	$(18,846)	$(23,294)
Less: Deferred income taxes	(5,820)	(12,802)	(21,200)	(18,826)	(23,407)
Current tax benefit (expense)	$(82)	$62	$143	$(20)	$113

Changes in derivatives receivable:
Derivatives receivable (payable), end of period	$(12,511)	$(7,289)	$1,477	$(12,511)	$1,477
Derivatives receivable (payable), beginning of period	7,289	3,465	(2,505)	282	(345)
Derivative premiums paid	6,793	25,575	—	32,369	—
Change in derivatives receivable (payable)	$1,571	$21,751	$(1,028)	$20,140	$1,132

CONTACT	Al Petrie	Brent Collins
	Investor Relations Coordinator	Director of Investor Relations
	apetrie@wtoffshore.com	bcollins1@wtoffshore.com
	713-297-8024	713-624-7364